EXHIBIT 21
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                         SUBSIDIARIES OF THE REGISTRANT
                              As of March 31, 2001



1.        Sforza Enterprises Inc., a Florida corporation

2.        Castle Room, Inc., a Florida corporation

3.        Clematis Bistro Corporation, a Florida corporation

4.        Sushi Enterprises, Inc, a Florida corporation

5.        Max's Beach Grille, Ltd., a Florida limited partnership

6.        Unique Brickell, Ltd., a Florida limited partnership

7.        Unique Weston, Ltd., a Florida limited partnership

8.        Beach Place GP, Inc., a Florida corporation

9.        Brickell GP, Inc., a Florida corporation

10.       Weston GP, Inc., a Florida corporation